Craig K. Hubbard
Chief Financial Officer
985.801.5117
craig.hubbard@scppool.com

FOR IMMEDIATE RELEASE

SCP POOL CORPORATION
REPORTS RECORD FISCAL 2003 RESULTS
_________________________________________________

27% EARNINGS PER SHARE INCREASE

COVINGTON, La. (February 19, 2004) – SCP Pool Corporation (the “Company” or “POOL”) (Nasdaq/NM: POOL) today reported record net sales and net income for 2003.

Earnings per share for 2003 increased 27% to $1.37 per diluted share on net income of $50.8 million, compared to $1.08 per diluted share on net income of $41.3 million last year.

Net sales for the year ended December 31, 2003 increased $172.6 million, or 18%, to $1.16 billion, compared to $983.2 million in 2002. Base business sales growth of 11% contributed $102.4 million to the increase, while acquired service centers and service centers consolidated with acquired locations accounted for the remaining increase. Same store sales increased 9% in 2003.

Gross profit for the year ended December 31, 2003 increased $59.6 million, or 23%, to $315.1 million from $255.5 million in 2002. This increase was primarily due to the increase in net sales. Gross profit as a percentage of net sales (gross margin) increased 130 basis points to 27.3% in 2003 from 26.0% in 2002. The base business gross margin improved 30 basis points to 26.6% primarily due to improved selling and purchasing practices. The remaining increase in gross margin is attributable to the business acquired in our August 2002 Fort Wayne acquisition (Fort Wayne), including the consolidation of margins from the acquired manufacturing business.

Operating expenses in 2003 increased $44.3 million, or 24%, to $227.1 million from $182.8 million in 2002. Operating expenses as a percentage of net sales increased to 19.6% in 2003 from 18.6% in 2002 primarily due to the consolidation of the manufacturing portion of the acquired Fort Wayne business. Base business operating expenses as a percentage of net sales increased 30 basis points to 18.6% in 2003 from 18.3% in 2002 as we continue to invest in our sales and marketing programs.

Cash provided by operations increased $19.9 million, or 34%, to $78.1 million in 2003 compared to $58.2 million in 2002. EBITDA (as defined in the addendum) increased to $97.0 million in 2003 from $79.5 million in 2002.

“We are excited about our opportunities in 2004 as we finished a solid 2003. We continue to make progress on many fronts, but we also understand the many opportunities for future improvement and we estimate growth to $1.60 in earnings per share for 2004,” commented Manuel Perez de la Mesa, President and CEO.

In the fourth quarter of 2003, net sales increased $30.9 million, or 19%, to $189.9 million, compared to $159.0 million in the comparable 2002 period. Base business sales growth of 18% contributed $26.4 million to the increase, while acquired service centers and locations consolidated with acquired service centers accounted for the remaining increase. Gross profit margin increased 80 basis points to

POOL Reports Record 2003 Results

February 19, 2004

26.1% in the fourth quarter of 2003 from 25.3% for the same period last year. Base business gross margin of 26.2% was unchanged between the fourth quarter of 2003 and the fourth quarter of 2002. Operating loss for the fourth quarter was $3.9 million, or 2.1% of net sales, compared to an operating loss of $4.5 million, or 2.8% of net sales in the same period last year. Loss per share for the fourth quarter of 2003 was $0.08 on a net loss of $3.0 million, compared to $0.10 per share on a net loss of $3.4 million in the fourth quarter of 2002.

Wilson B. Sexton, Chairman, added, “2003 marks the tenth anniversary of SCP Pool. We have seen sales grow eleven fold during this time and net income increase from $1.1 million to $51 million. The Board is very pleased with these results and is further committed to continue investing to further the growth of the Company and the swimming pool industry.”

At December 31, 2003, 178 service centers were included in the base business calculations. Of the excluded service centers, six were acquired within the last 15 months and 13 were existing service centers that were consolidated with acquired locations within the last 15 months. In addition to the 19 service centers excluded from the base business calculations, the same store sales calculation also excluded six new service centers open less than 15 months and ten locations affected by new service center openings in the immediate market areas within the last 15 months.

All share and per share data for all periods presented reflect the effects of the three–for–two stock split effective September 12, 2003.

In November 2003, we purchased substantially all of the distribution assets of Hayward Iberica, S.A., an indirect wholly-owned subsidiary of Hayward Pool Products, Inc (Iberica). Iberica distributed primarily Hayward equipment from two service centers in Madrid and Valencia, Spain. “This acquisition provides an entry into Europe’s second largest pool market and furthers our distribution network to a total of 11 service centers in Europe,” noted Mr. Perez de la Mesa.

SCP Pool Corporation is the world’s largest wholesale distributor of swimming pool supplies and related products. As of February 19, 2004, POOL distributes more than 91,000 national brand and private label products to nearly 48,000 customers through 198 service centers in North America and Europe. For more information about POOL, please visit www.scppool.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2002 Form 10-K and subsequent Form 10-Qs filed with the Securities and Exchange Commission.

POOL Reports Record 2003 Results

February 19, 2004

Consolidated Statements of Income

(Unaudited)	Twelve Months		Three Months
(In thousands, except per share data)	Ended		Ended
	December 31,		December 31,
	2003	2002(1)	2003	2002

Net sales	$ 1,155,832	$ 983,246	$ 189,949	$ 159,005
Cost of sales	840,694	727,714	140,352	118,739

Gross profit	315,138	255,532	49,597	40,266
Percent	27.3%	26.0%	26.1%	25.3%

Selling and administrative expenses	227,112	182,845	53,499	44,732

Operating income (loss)	88,026	72,687	(3,902)	(4,466)
Percent	7.6%	7.4%	(2.1)%	(2.8)%

Interest expense	4,669	4,977	1,007	1,116

Income (loss) before income taxes	83,357	67,710	(4,909)	(5,582)
Provision for income taxes	32,509	26,407	(1,915)	(2,177)

Net income (loss)	$ 50,848	$ 41,303	$ (2,994)	$ (3,405)

Net income (loss) per share
Basic	$ 1.44	$ 1.14	$ (0.08)	$ (0.10)
Diluted	$ 1.37	$ 1.08	$ (0.08)	$ (0.10)

Weighted average shares outstanding
Basic	35,372	36,347	35,452	34,979
Diluted	37,182	38,288	37,564	36,974

(1)Audited

POOL Reports Record 2003 Results

February 19, 2004

Condensed Consolidated Balance Sheets

(In thousands)	(Unaudited)	(Audited)
	December 31,
	2003	2002

Assets
Current assets
Cash and cash equivalents	$ 12,812	$ 5,132
Receivables, net	83,824	70,142
Product inventories, net	193,905	183,720
Prepaid expenses	3,991	2,372
Deferred income taxes	1,864	1,708

Total current assets	296,396	263,074

Property and equipment, net	24,643	20,921
Goodwill	112,140	107,739
Intangible assets, net	14,631	7,968
Other assets, net	2,462	2,392

Total assets	$ 450,272	$ 402,094

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	118,312	93,307
Accrued and other current liabilities	24,997	24,708
Short-term financing	42,418	-
Current portion of long-term debt	40,250	885

Total current liabilities	225,977	118,900

Deferred income taxes	20,958	12,536
Long-term debt, less current portion	3,607	125,175
Other long-term liabilities	4,489	3,542

Total stockholders’ equity	195,241	141,941

Total liabilities and stockholders’ equity	$ 450,272	$ 402,094

  Accounts receivable and inventory at locations acquired during 2003 were $6.2 million and $10.6 million at December 31, 2003, respectively.

  The allowance for doubtful accounts (AFDA) was $3.8 million in 2003 and $3.3 million in 2002. The AFDA represented 54% and 48% of the accounts receivable greater than 60 days past due in December 2003 and December 2002, respectively.

  The inventory reserve was $3.1 million in December 2003 and December 2002. The slowest moving class of inventory decreased approximately $0.5 million from 2002 to 2003.

POOL Reports Record 2003 Results

February 19, 2004

Condensed Consolidated Statements of Cash Flows

(In thousands)	(Unaudited)	(Audited)
	Year Ended December 31,
	2003	2002

Operating activities
Net income	$ 50,848	$ 41,303
Adjustments to reconcile net income to net cash
provided by operating activities	17,285	12,550
Changes in operating assets and liabilities,
net of effects of acquisitions
Receivables	(4,976)	6,086
Product inventories	2,030	16,635
Accounts payable	16,322	(18,306)
Other	(3,375)	(106)

Net cash provided by operating activities	78,134	58,162

Investing activities
Acquisition of businesses, net of cash acquired	(21,772)	(45,350)
Purchase of property and equipment, net of sale proceeds	(8,351)	(6,416)

Net cash used in investing activities	(30,123)	(51,766)

Financing activities
Net proceeds (payments) on revolving line of credit	(88,452)	40,175
Net proceeds from asset-backed financing	42,418	-
Net proceeds from other long-term debt	2,697	-
Issuance of common stock under stock option plans	4,322	2,108
Purchase of treasury stock	(3,336)	(47,505)

Net cash used in financing activities	(42,351)	(5,222)
Effect of exchange rate changes on cash	2,020	434

Increase in cash and cash equivalents	7,680	1,608
Cash and cash equivalents at beginning of year	5,132	3,524

Cash and cash equivalents at end of year	$ 12,812	$ 5,132

POOL Reports Record 2003 Results

February 19, 2004

Addendum

(Unaudited)	Base Business		Acquired and Consolidated		Total
(In thousands)	Three Months		Three Months		Three Months
	Ended		Ended		Ended
	December 31,		December 31,		December 31,
	2003	2002	2003	2002	2003	2002

Net sales	$170,777	$144,346	$19,172	$14,659	$189,949	$159,005

Gross profit	44,668	37,806	4,929	2,460	49,597	40,266
Gross margin	26.2%	26.2%	25.7%	16.8%	26.1%	25.3%

Selling and operating expenses	45,356	38,990	8,143	5,742	53,499	44,732
Expenses as a % of net sales	26.6%	27.0%	42.4%	39.2%	28.2%	28.1%

Operating loss	(688)	(1,184)	(3,214)	(3,282)	(3,902)	(4,466)
Operating loss margin	(0.4)%	(0.8)%	(16.8)%	(22.4)%	(2.1)%	(2.8)%

(Unaudited)	Base Business		Acquired and Consolidated		Total
(In thousands)	Twelve Months		Twelve Months		Twelve Months
	Ended		Ended		Ended
	December 31,		December 31,		December 31,
	2003	2002	2003	2002	2003	2002

Net sales	$1,003,403	$900,988	$152,429	$82,258	$1,155,832	$983,246

Gross profit	266,686	236,781	48,452	18,751	315,138	255,532
Gross margin	26.6%	26.3%	31.8%	22.8%	27.3%	26.0%

Selling and operating expenses	186,820	164,596	40,292	18,249	227,112	182,845
Expenses as a % of net sales	18.6%	18.3%	26.4%	22.2%	19.6%	18.6%

Operating income	79,866	72,185	8,160	502	88,026	72,687
Operating income margin	8.0%	8.0%	5.4%	0.6%	7.6%	7.4%

We calculate base business growth by excluding the following service centers from the calculation:

  Service centers acquired within the past 15 months;
  Service centers consolidated with acquired service centers within the past 15 months; and
  New service centers opened in new markets in the past 15 months.

POOL Reports Record 2003 Results

February 19, 2004

The base business calculation differs slightly from the same store calculation because base business includes (i) new service centers opened in existing markets and (ii) service centers affected due to their location in the immediate market areas of newly opened or acquired locations. Additionally, we allocate overhead expenses to the base business by considering base business net sales as a percentage of total net sales.

The effect of service center acquisitions and consolidations in the tables above includes the operations of the following:

  Fort Wayne Pools - January 2003 through October 2003 and August through October 2002
  Service centers consolidated with Fort Wayne locations - January 2002 through December 2003
  Capital Pools- January 2003 and January 2002
  Les Industries R.P., Inc. - May through December 2003
  SCP Mexico S.A. de C.V.- August through December 2003
  Sud Ouest Filtration- August through December 2003
  Distribution division of Litehouse Products - October through December 2003
  SCP Pool Distributors Spain, S.L. - November and December 2003

EBITDA, as discussed above, is defined as net income plus interest expense, income taxes, depreciation and amortization. We consider EBITDA an important indicator of the operational strength and performance of our business, including the ability to provide cash flows to fund growth and service debt. EBITDA eliminates the non-cash depreciation of tangible assets and amortization of intangible assets. We believe EBITDA should be considered in addition to, not as a substitute for, operating income, net income and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

The table below presents a reconciliation of net income to EBITDA.

(Unaudited)	Year Ended
(In thousands)	December 31,
2003		2002

Net income	$ 50,848	$ 41,303
Interest	4,669	4,977
Taxes	32,509	26,407
Depreciation	5,523	4,203
Amortization	3,417	2,639

EBITDA	$ 96,966	$ 79,529